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                                                                      Exhibit 99

                              Arthur Andersen LLP

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


                                 June 28, 2000


         Re: Zaring National Corporation, Form 11-K for Year Ended December 31, 1999


Ladies and Gentlemen:

         We have been advised that Zaring National Corporation (the "Company") is requesting an extension of the time required to complete the above-referenced filing, and that the reason provided for the need for additional time is that the annual return of an employee benefit plan (Form 5500) was not available in time for the Company to file the above-referenced filing by June 28, 2000.

         We were unable to complete the audit of the Zaring National Corporation Retirement Benefit Plan by June 28, 2000 because we had difficulty obtaining necessary information, including the Form 5500 and the amended Plan document, from the trustee of the employee benefit plan to complete the audit.

                                                     Sincerely,


                                                     /s/ Arthur Andersen LLP